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                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in the registration statements of En Pointe Technologies, Inc. on Form S-8 (File Nos. 333-90037, 333-64785, 333-10583 and 333-33323) of our report dated December 20, 1999, on our audits of the consolidated financial statements and consolidated financial statement schedule of En Pointe Technologies, Inc. as of September 30, 1999 and 1998 and for each of the three years in the period ended September 30, 1999, which report is included in this Annual Report on Form 10-K. We also consent to the reference of our firm under the caption "Selected Financial Data".

PricewaterhouseCoopers LLP
Los Angeles, California
December 20, 1999